Exhibit
21.1


		 Subsidiaries of the Registrant


     Set forth below is a listing, by name and state of incorporation, of each corporation which is, as of the date of this Report, or was, at any time since the first day of the fiscal year ended January 27, 1995, a subsidiary of the Registrant. Unless otherwise indicated, each such corporation was a 100% owned subsidiary during such fiscal year and continues in existence as a 100% owned subsidiary of the Registrant as of the date of this Report.

     1) XSMC, Inc., a Florida corporation, merged into the Registrant January 27, 1995

     2) Carolina Pump & Supply Corp., a Rhode Island corporation

     3)   USCO Incorporated, a North Carolina corporation

     4) Paine Supply of Jackson, Inc., a Mississippi corporation

     5)   Hughes Aviation, Inc., a Florida Corporation

     6)   One Stop Supply, Inc., a Tennessee corporation

     7)   Mills & Lupton Supply Company, a Tennessee corporation

     8) Twin-T of the Carolinas, Inc., a North Carolina corporation, merged into Carolina Pump & Supply Corp.
	  February 20, 1995

     9)   H Venture Corp., a Florida corporation

    10)   HHH, Inc., a Delaware corporation

    11)   HSI Corp., a Delaware corporation

    12) Electrical Distributors, Inc., a Georgia corporation, merged into the Registrant January 27, 1995

    13)   Alabama Water Works Supply, Inc., an Alabama
	  corporation, merged into the Registrant January 27,
	  1995

    14)   Swaim Supply Company, Inc., a North Carolina
	  corporation, merged into USCO Incorporated February 7,
	  1995

    15) Olander & Brophy, Inc., a Pennsylvania corporation, acquired by the Registrant March 3, 1995

    16) Port City Electrical Supply, Inc., a Georgia corporation, acquired by the Registrant March 30, 1995

    17) Elec-Tel Supply Company, a Georgia corporation, acquired by the Registrant April 3, 1995